EXHIBIT 99.(a)(5)

Options Eligible for Exchange

[OPTIONEE NAME]
[STREET ADDRESS]
[CITY, STATE, ZIP CODE]

You are eligible to exchange the options listed below in the Jacuzzi Brands Exchange Program.

		Options	Exchange	Restricted
Grant Date	Exercise Price	Outstanding	Ratio	Stock

Totals

You were also granted the following options that are NOT eligible for exchange, and will continue in effect in accordance with their terms.

Options
Grant Date	Exercise Price	Outstanding

Totals

The list above includes stock option grants that are eligible to be exchanged in the Jacuzzi Brands Exchange Program. Please review all information on this statement for discrepancies.

Please contact Eve Arnett at (561) 514-3889 if you should:

•	find any discrepancies:

•	have any questions regarding the status of your grants; or

•	have any questions regarding the Jacuzzi Brands Exchange Program.

The effective grant date for the shares of restricted stock will be the first business day following the expiration date.

GRANT DATE - The date the original stock option was awarded to you.

EXERCISE PRICE - The fair market value at which the original option was granted to you on the Grant Date.

OPTIONS OUTSTANDING - The number of options that have been granted to you but not exercised.

EXCHANGE RATIO - The ratio that determines the number of eligible options you must surrender in order to receive one share of restricted stock.

RESTRICTED STOCK - The number of shares of restricted stock you are eligible to receive in exchange for the corresponding number of eligible outstanding options.

TOTALS - The sum of the number of shares of restricted stock for all eligible grants rounded up to the nearest whole share or unit.

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